The number of PSAs earned is based on the achievement of total shareholder return (TSR) over a four-year performance period ending March 17, 2027 measured quarterly at the end each such quarter for the first four years following the grant date, and the number of shares earned may range from 0% to 150%. The PSAs are earned based on the volume-weighted average closing price (VWAP) of the common stock for 20 consecutive trading days, measured as the end of each applicable fiscal quarter, as reported on the New York Stock Exchange or other national securities exchange or national market on which the stock is principally traded, and a TSR compound annual growth rate (CAGR) of the issuer's common stock using a starting price of $26.05 per share, as adjusted for dividends as follows: (i) 50.0% of the PSAs are earned upon TSR CAGR achievement of 2.5%, (ii) 75.0% of the PSAs are earned upon TSR CAGR achievement of 5.0%,
(iii) 100.0% of the PSAs are earned upon TSR CAGR achievement of 7.5%, (iv)
112.5% of the PSAs are earned upon TSR CAGR achievement of 10.0%, (v) 125.0% of the PSAs are earned upon TSR CAGR achievement of 12.5%, (vi) 137.5% of the PSAs are earned upon TSR CAGR achievement of 15.0% and (vii) 150.0% of the PSAs are earned upon TSR CAGR achievement of 17.5%.

Any amount earned upon each quarterly measurement shall vest as follows: 50% on the one-year anniversary of the end of the applicable measurement period, and
50% on the two-year anniversary of the end of the applicable measurement period;
provided, however, that no vesting will occur unless and until the VWAP meets one or more applicable price achievement goals on or before March 17, 2027, subject in all cases to continuous service with the issuer or an affiliate of the issuer from the grant date through the applicable vesting date, if any;
provided further, that the earliest date on which the maximum amount of the target number of PSAs may vest shall be the 25-month anniversary of the grant date, and latest date on which any amount of the target may vest shall be the
6-year anniversary of the grant date. Any shares that do not vest on or before the 6-year anniversary of the grant date, will be immediately forfeited on the
6-year anniversary of the grant date.